Exhibit 21

SUBSIDIARIES OF FIRST PACTRUST BANCORP, INC.

Subsidiary	Ownership	Jurisdiction of Organization

Pacific Trust Bank	Wholly owned subsidiary of First PacTrust Bancorp, Inc.	United States

PTB Property Holdings, LLC	Wholly owned subsidiary of First PacTrust Bancorp, Inc.	California